EXHIBIT 12

                     GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
            STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
                        (Dollar amounts in millions)

                                             For the year ended December 31,
                                            --------------------------------
                                                   1995      1994      1993
                                                --------  --------    ------
Fixed charges:
 Total interest costs                           $   434   $   460     $ 516
 One-third of rent expense                           21        17        18
                                                --------  --------    ------
Total fixed charges                                 455       477       534
                                                --------  --------    ------

Add (deduct):
 Income before income taxes, extraordinary
   item and accounting change                     1,697       572        23
 Interest capitalized, net of amortization          (18)       11        17
                                                --------  --------    ------
                                                  1,679       583        40
                                                --------  --------    ------
Earnings for fixed charges                      $ 2,134   $ 1,060     $ 574
                                                ========  ========    ======
Ratio of earnings to fixed charges                 4.69x     2.22x     1.07x
                                                ========  ========    ======
